Exhibit 10.23

DATED JUNE 15, 2007

(1) UNIQUE LOGISTICS HOLDINGS LIMITED

(2) GEORGE SUN

(3) ULI (NORTH & EAST CHINA) CO. LTD

(4) TOPRIGHT HOLDINGS LIMITED

SHARE AND ASSET TRANSFER AGREEMENT

BAKER & McKENZIE

14th Floor, Hutchison House

Hong Kong

THIS DEED is made on                       , 2007

BETWEEN

(1)	UNIQUE LOGISTICS HOLDINGS LIMITED, a company duly incorporated and registered in Hong Kong, having its principal office at Unit B, 4/F., Sunshine Kowloon Bay Cargo Centre, 59 Tai Yip Street, Kowloon Bay, Kowloon, Hong Kong (the “Purchaser”);

(2)	GEORGE SUN of E6, Tomson Golf Villa, No. 1 Long Dong Avenue, Pudong, Shanghai 201203, the People’s Republic of China (the “Vendor”);

(3)	ULI (NORTH & EAST CHINA) COMPANY LTD, a company duly incorporated and registered in Hong Kong, having its principal office at Units B & D, 4/F., Sunshine Kowloon Bay Cargo Centre, 59 Tai Yip Street, Kowloon Bay, Kowloon, Hong Kong (the “Company”); and

(4)	TOPRIGHT HOLDINGS LIMITED, a company duly incorporated and registered in the British Virgin Islands, having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, the British Virgin Islands (the “Vendor’s Company”).

RECITALS:

(A)	The Vendor wholly and beneficially owns 70% of the entire issued share capital of the Company. Unique Logistics International Ltd. (“ULIL”) wholly and beneficially owns 30% of the entire issued share capital of the Company (“ULIL Shares”). Particulars of the Company are set out in Schedule 1.

(B)	The Vendor wholly and beneficially owns those assets particulars of which are set out in Schedule 2 (the “Assets”).

(C)	The Vendor’s Company is a company duly incorporated in the British Virgin Islands and wholly owned by the Vendor as at the date hereof.

(D)	The Purchaser is a company incorporated in Hong Kong.

(E)	The Vendor and the Purchaser have entered into a letter of intent (“LOI”) on 30 April 2006, as supplemented by a letter dated 30 November 2006, setting out their respective intention to enter into this Deed and the principal terms to be contained herein.

(F)	The Vendor has agreed to (a) sell to the Purchaser, and the Purchaser has agreed to purchase from the Vendor the Sale Shares (as defined below) (the “Share Purchase”); and (b) sell to the Company, and the Purchaser and the Vendor shall procure the Company to purchase from the Vendor the Assets (the “Asset Transfer”), in accordance with the terms and subject to the conditions contained in this Deed.

(G)	The Parties agree that, contemporaneously with or as soon as practicable after the completion of the Share Purchase and the Asset Transfer, ULIL transfers to the Purchaser the ULIL Shares. Subject to the transfer of the ULIL Shares having been completed, each of the Vendor and the Purchaser shall hold 50%, respectively of the beneficial interest in the Company after Completion.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed, where the context so admits, the following words and expressions shall have the following meanings:

	“Acceptance Notice”	has the meaning ascribed to such term in Clause 19.5.1;

	“Acceptance Period”	has the meaning ascribed to such term in Clause 19.2.3;

	“Accounting Date”	means 31 December 2005;

	“Accounts”	means the audited financial statements of the Company for the financial year ended on the Accounting Date (such financial statements comprising a balance sheet, profit and loss accounts, notes and Directors’ and auditors’ reports);

	“Accounts Payable”	means all monies owed by the Vendor in relation to the Non-ULI Business from the Effective Date up to and including the Completion Date;

	“Accounts Receivable”	means the trade accounts receivable by or owing to the Vendor arising from or in connection with the Non-ULI Business (and whether or not yet due and payable) and interest thereon from the Effective Date up to and including the Completion Date;

	“Accrued Expenses”	means all expenses accrued by the Vendor prior to the Completion Date in relation to the Non-ULI Business from the Effective Date up to and including the Completion Date;

	“Affiliates”	means in relation to any person, any subsidiary or holding company of such person and any subsidiary of any such holding company and any company in which such person or any such holding company holds or controls directly or indirectly not less than 20% of the issued share capital;

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“Asset Transfer”	has the meaning as ascribed to such term in Recital (F);

“Assets”	means those assets of the Vendor, as at the Completion Date, primarily used or held for use in connection with the Non-ULI Business or otherwise listed or described in Schedule 2 attached hereto;

“Asset Consideration”	has the meaning ascribed to such term in Clause 4.2;

“Assumed Liabilities”	means all monies owed by and claimed against, and liabilities and obligations (whether in each case actual, contingent, prospective, known or unknown) incurred by the Vendor, to the extent arising out of or relating to the operation of the Non-ULI Business or the Assets from the Effective Date up to and including the Completion Date or otherwise listed or described in Schedule 3 attached hereto;

“Bid Price”	has the meaning ascribed to such term in Clause 19.2.4;

“Board”	means the board of directors of the Company;

“Business”	means the business of the Company;

“Business Day”	means a day on which commercial banks are open for business in each of the PRC and Hong Kong (excluding Saturdays, Sundays and public holidays);

“Cash”	means the cash balance held by the Vendor from the Effective Date up to and including the Completion Date for the purposes of the Non-ULI Business;

“Claims”

means all rights and claims of any nature arising from or in connection with, or otherwise relating to, the Non-ULI Business from the Effective Date but shall not include those that arise from or in connection with the Non-ULI Business prior to the Effective Date (whether or not such rights or claims are made before, on or after the Effective Date);

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“Completion”	means the completion of the Share Purchase and the Asset Transfer as contemplated by this Deed;

“Completion Date”

means the third Business Day immediately after the date on which each of the Conditions has been satisfied or waived by the Purchaser in accordance with this Deed or on such other date as the Vendor and the Purchaser may agree in writing;

“Conditions”	means the conditions set out in Clause 5;

“Consent”

means any consent, approval, authorization, qualification, waiver, permit, grant, franchise, concession, agreement, license, exemption or Order of, registration, certificate, declaration or filing with, or report or notice to, any person, including any Governmental Body;

“Consideration”	means the Asset Consideration and the Shares Consideration together;

“Directors”	means the directors of the Company and “Director” means any one of them;

“Domain Names”

means all of the Internet domain names of any level registered owned by, used or intended to be used by the Company in connection with, or otherwise relating to or used in connection with, the Business;

“Due Date”	has the meaning ascribed to such term in Clause 16.2.3;

“Effective Date”	means 1 January 2006;

“Employees”

means the mid-level staff, or such other additional staff as agreed between the Vendor and the Purchaser, employed in the operation of the Non-ULIL Business who will be offered employment with Shenzhen ULIL as of the Completion Date;

“Employment Agreements”	means the employment agreements to be entered into between the Employees and Shenzhen ULIL, on the Completion Date; the terms of which are to be agreed between the relevant parties thereto;

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“Encumbrance”	means any condition, claim, levy, charge, mortgage, security, lien, pledge, option, equity, adverse claim or interest, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest or restriction of any kind, or any conditional or credit sale agreement, title retention agreement or other agreement to give any of the foregoing;

“First Payment Date”	has the meaning ascribed to such term in Clause 4.3.1;

“Fixtures and Fittings”	means the fixtures and fittings affixed to any property in connection with the conduct of the Non-ULI Business from the Effective Date;

“Governmental Approval”	means any Consent of, with or to, or otherwise made available by or under the authority of, any Governmental Body or pursuant to any Law;

“Governmental Body”	means any governmental or quasi-governmental authority of any nature (including any governmental agency, commission, branch, department, official or other instrumentality and any court, arbitrator or other tribunal); or any body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature;

“Group”	means the Company and its subsidiaries; and the term “member of the Group” shall be construed accordingly;

“Hong Kong”	means the Hong Kong Special Administration Region of the PRC;

“Independent Valuer”	means an independent internationally recognised valuer appointed jointly by the Shareholders;

“Information Technology”	means computer systems, communications systems, operating systems, networks, servers, software, hardware and any other electronic goods, technology or media and documentation (including specifications, flowcharts, diagrams, business rules, data and database models and structures and compilation instructions);

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“Intellectual Property”	means (a) patents, patent applications and inventions and discoveries that may be patentable, trademarks, service marks, mask works, logos, get-up, trade names, fictional business names, rights in design, works of authorship, ideas, product designs, patterns, markers, formulae, customer lists, copyrights and moral rights, software, internet domain names, web sites, rights in data, database rights, semi-conductor topography rights, utility models, rights in know-how, rights in trade secrets, proprietary and confidential information and other proprietary materials and other intellectual property rights recognized by any jurisdiction, in each case whether registered or unregistered and including applications and rights to apply for registration, and including all goodwill associated with any of the foregoing, (b) all rights or forms of protection having equivalent or similar effect or nature as or to those in paragraph (a) which now or in the future may subsist anywhere in the world and (c) the right to sue for past, present or future infringement of any of the foregoing rights;

“IPR”	means all Intellectual Property owned by or licensed to the Company and relating to, used, required to be used or held for use in connection with the Business;

“IT”	means all Information Technology owned by or licensed to the Company and relating to, used, required to be used or held for use in connection with the Business;

“Law”	means any law, statute, code, ordinance, regulation, rule, guideline, judgment, decree, court decision or Order of any Governmental Body;

“Leases”	means all leases, tenancies and licenses in respect of the Properties and “Lease” means any one of them;

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“Liabilities”	means, with respect to any person, all liabilities, duties and obligations of such person of every nature, kind and description, whether deriving from contract, common law, Law or otherwise, whether present or future, absolute or contingent, accrued or unaccrued, known or unknown, disputed or undisputed, liquidated or unliquidated, secured or unsecured and whether owed or incurred severally or jointly or as principal or surety or other howsoever and “Liability” means any one of them;

“LOI”	has the meaning ascribed to such term in Recital (E);

“Losses”	means all losses, Liabilities, damages, fines, penalties, judgments, deficiencies, impositions, assessments, Taxes, levies, duties, diminution in value, costs (including legal costs and other costs of investigation and defense), charges, expenses, Proceedings, claims and demands of every kind, nature and description (whether absolute, conditional accrued or otherwise and whether or not involving a third-party claim), whenever arising or incurred;

“Management Accounts”	means the unaudited balance sheet of the Company as at 31 December 2005 and the unaudited profit and loss account of the Company for the period commencing on 1 January 2005 and ending on 31 December 2005 and attached hereto as Schedule 5;

“Material Adverse Effect”	means any event, occurrence, circumstance, fact, condition, change or effect that has a material adverse effect on the Business, the Non-ULI Business, the Assets, the Assumed Liabilities, the Company or the operations, condition (financial or otherwise), prospects or results of operations of the Business, the Non-ULI Business or the Company;

“Motor Vehicles”	means all the motor vehicles owned or leased by the Vendor relating to or used or held for use in connection with the Non-ULI Business from the Effective Date;

“Non-transferring Shareholder”	has the meaning ascribed to such term in Clause 19.2;

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“Non-ULI Business”	means all of the freight, transportation, logistics and related business owned by the Vendor (not being the Business) from the Effective Date up to and including the Completion Date which shall be transferred to the Company on Completion;

“Non-ULI Management Accounts”	means the unaudited financial statements prepared for the financial year commencing on the Effective Date and ended on 31 December 2006 (such financial statements comprising a balance sheet, profit and loss accounts) in connection with the Non-ULI Business and attached hereto as Schedule 6;

“Notice”	has the meaning ascribed to such term in Clause 18.1;

“Offer”	has the meaning ascribed to such term in Clause 19.2;

“Office Equipment”	means the vehicles, computer and office equipment, furniture and furnishings, together with all spare parts, accessories and consumable supplies therefor used in the Non-ULI Business from the Effective Date;

“Office Premises”	means the property located at 13/F, Tomson Commercial Building, No. 710 Dong Fang Road, Shanghai 200122 owned by the Vendor;

“Order”	means any award, decision, injunction, writ, decree, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator;

“Parties”	means the named parties to this Deed and their respective, successors and permitted assigns and “Party” means any one of them;

“Payment Due Date”	Has the meaning ascribed to such term in Clause 4.5.1;

“PRC”	means the People’s Republic of China, but excluding, for the purposes of this Deed, Hong Kong, Macau and Taiwan;

“Prescribed Price”	has the meaning ascribed to such term in Clause 19.2;

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“Proceedings”	means any proceedings suit or action arising out of or in connection with this Deed;

“Properties”	means the real properties leased by the Company and “Property” means any one of them;

“Prospective Purchaser”	has the meaning ascribed to such term in Clause 19.2.2;

“Purchased Contracts”	means all contracts entered into in the course of carrying on the Non-ULI Business from the Effective Date which have not been fully performed prior to the Completion Date which relate to the Non-ULI Business;

“Records”	means the books of account, payroll, stock and other records, lists of customers and suppliers, computer programs, files, drawings and any other records, books, documents and like effects relating to the Non-ULI Business as from the Effective Date;

“Relevant Shares”	has the meaning ascribed to such term in Clause 19.2.1;

“Representative”	means, with respect to a particular person, any designated director, officer, employee or adviser, including legal counsel, accountants and financial advisers;

“Sales Documentation”	means all sales publications, advertising and promotional material, printed terms and conditions of sale, business forms, instructional material and other technical and sales materials which relate to the Non-ULI Business, together with any plates, blocks, negatives, computer discs or tapes and similar items relating to them;

“Sale Shares”	means the ordinary shares in the 20% of the issued share capital of the Company;

“Shares”	means the ordinary share of US$1.00 each in the authorized share capital of the Company;

“Shares Consideration”	has the meaning ascribed to such term in Clause 4.1;

“Share Purchase”	has the meaning ascribed to such term in Recital (E);

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“Shareholders”	for the purposes of Clauses 19, 20 and 21, means (a) the Purchaser, ULIL and the Vendor before the completion of the share transfers pursuant to Clause 9.4; and (b) the Purchaser and the Vendor’s Company after the completion of the share transfers pursuant to Clause 9.4; and a “Shareholder” means any of them; for the avoidance of doubt, if any of the Purchaser, ULIL, the Vendor or the Vendor’s Company ceases to hold any Share, for the purpose of this Deed, it will no longer be a Shareholder;

“Shenzhen ULIL”	has the meaning ascribed to such term in clause 5.1.6;

“Tag-along Notice”	has the meaning ascribed to such term in Clause 20.1;

“Tag-along Right”	has the meaning ascribed to such term in Clause 20.1;

“Tag-along Transferor”	has the meaning ascribed to such term in Clause 20.1;

“Tax”	means all forms of taxation, estate duties, deductions, withholdings, duties, imposts, levies, fees, charges, social security contributions and rates imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, governmental, state, federal or other body in Hong Kong or elsewhere and any interest, additional taxation, penalty, surcharge or fine in connection therewith;

“Transfer”	has the meaning ascribed to such term in Clause 19.2;

“Transfer Notice”	has the meaning ascribed to such term in Clause 19.2;

“Transaction Documents”	means this Deed and the Employment Agreements;

“ULIL Shares”	has the meaning ascribed to such term in Recital (A);

“Unique Group”	means the Unique group of companies wholly owned by, affiliated or associated with the Purchaser, including the Purchaser; and “member of the Unique Group” shall be construed accordingly;

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“US$”	means United States dollars, the lawful currency of the United States of America; and

“Warranties”	means the representations and warranties given by the Vendor in favour of the Purchaser set out in Schedule 4 and “Warranty” means any one of them.

Any reference in this Deed to a statute shall be to such statute, as amended from time to time, and the rules and regulations promulgated thereunder.
1.2	Clauses, Schedules etc.

References in this Deed to Clauses and Schedules are to clauses in and schedules to this Deed (unless the context otherwise requires). The Recitals and Schedules to this Deed shall be deemed to form part of this Deed.

1.3	Headings

Headings are inserted for convenience only and shall not affect the construction of this Deed.

1.4	“Includes”, “Or”, etc.

The terms “includes” and “including” are not limiting, and the term “or” has the inclusive meaning represented by the phrase “and/or”. The words “hereof’, “herein”, “hereby”, “hereto”, “hereunder” and similar terms in this Deed refer to this Deed as a whole and not to any particular provision of this Deed.

1.5	Successors, Assigns, etc.

The expressions “the Purchaser”, “the Vendor”, “the Vendor’s Company” and “the Company” shall include their respective successors, legal personal representatives and permitted assigns.

1.6	Persons

References to “persons” shall include any unit, enterprise, entity, company, corporation or other body corporate, any individual, firm, Governmental Body, or any partnership, joint venture, association, syndicate, trust, estate, organization or labor union (whether or not having separate legal status) and references to “company” shall include any type of business entity, including unincorporated business entities.

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1.7	Writing

References to “writing” or “written” shall include any methods of producing or reproducing words in a legible and non-transitory form but, for the avoidance of doubt, shall not include e-mail.

1.8	Gender; Number

The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

1.9	Business Day

Where under this Deed the day on which any act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing shall be done on the immediately succeeding Business Day.

1.10	In the approved terms

Document expressed “in the approved terms” means a document the terms of which have been or shall be approved by or on behalf of the Parties.

2.	SHARE PURCHASE

2.1	Share Purchase and Transfer

In accordance with the terms and subject to the conditions of this Deed, at Completion, the Vendor shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase and acquire from the Vendor, free and clear of all Encumbrances, together with all rights attaching or accruing to them as at the Effective Date (including all rights to any dividend or other distribution declared, made or paid on or after the Effective Date and as otherwise provided in this Deed), the Sale Shares.

2.2	Waiver of Pre-emption Rights

The Vendor hereby irrevocably and unconditionally waives any and all restrictions on transfer (including pre-emption rights) which may exist in relation to the Sale Shares, whether under the articles of association, any shareholders’ agreement relating to the Company or otherwise.

3.	ASSET TRANSFER

3.1	Asset Transfer and Transfer

Subject to Clause 3.2 and in accordance with the terms and subject to the conditions of this Deed, at Completion, the Vendor shall sell, convey, transfer, assign and deliver to the Company, and the Company shall, and the Vendor and Purchaser shall procure the Company to, purchase and acquire from the Vendor, free and clear of all Encumbrances, all right, title and interest of the Vendor in and to the Assets.

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3.2	Passing of Title

All title, rights, interests, benefits, advantages and risks (including risk of loss or damage) in and to the Assets (which shall be free and clear of all Encumbrances) shall pass to the Company effective upon Completion, except as otherwise provided in this Deed or as otherwise agreed to in writing by the Parties.

3.3	Assumed Liabilities

In accordance with the terms and subject to the conditions of this Deed, at Completion, the Vendor and Purchaser shall procure the Company to assume and the Company shall assume and, if and when due and payable, shall pay, perform, comply with and discharge the following liabilities and obligations:

3.3.1	all liabilities and obligations directly attributable to the ownership or use by the Company of the Assets on or after the Effective Date; and

3.3.2	any Tax accruing to or owed by the Company directly attributable to the ownership of the Assets by the Company accruing on or after the Effective Date.

For the avoidance of doubt, the Company shall be deemed to be the owner of the Assets as from the Effective Date.

4.	CONSIDERATION

4.1	Shares Consideration

The total consideration payable for the Share Purchase (the “Shares Consideration”) shall be US$4,005,000, payable as provided in Clause 4.3. For the avoidance of doubt, the Shares Consideration shall not include that to be paid in respect of the transfer of ULIL Shares to the Purchaser as described in Recital (F) hereof.

4.2	Asset Consideration

The total consideration payable for the Asset Transfer (the “Asset Consideration”) shall be determined and agreed between the Parties.

4.3	Payment by Installments

The Purchaser shall pay the Shares Consideration to the Vendor in five installments (each an “Installment” and together the “Installments”) as follows:

4.3.1	US$2,002,500, representing 50% of the Shares Consideration, has been paid to the Vendor on 4 December 2006 (the “First Payment Date”) and the Vendor hereby acknowledges acceptance of such payment from the Purchaser;

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4.3.2	US$500,625, representing 12.5% of the Shares Consideration, shall be payable on the date ending on the sixth month after the First Payment Date;

4.3.3	US$500,625, representing 12.5% of the Shares Consideration, shall be payable on the date ending on the 12th month after the First Payment Date;

4.3.4	US$500,625, representing 12.5% of the Shares Consideration, shall be payable on the date ending on the 18th month after the First Payment Date; and

4.3.5	the remaining US$500,625, representing the balance of the Shares Consideration for the Share Purchase, shall be payable on the date ending on the 24th month after the First Payment Date.

The Company shall pay the Asset Consideration to the Vendor at a date to be agreed between the Parties.

4.4	Interests on Shares Consideration

Each Installment shall accrue interest at a rate of 4.5% per annum from the Effective Date to the relevant Payment Due Date (as defined below) and be paid by the Purchaser in accordance with Clause 4.5.

4.5	Payment of Consideration

4.5.1	The Purchaser shall pay each installment on the relevant payment due date as specified in Clause 4.3 (the “Payment Due Date”), together with interest calculated in accordance with Clause 4.4, by way of delivering to the Vendor a bank draft drawn on a prime bank in Hong Kong in favour of the Vendor for such amount or by way of telegraphic transfer of such amount as it may direct (details of bank account shall be notified in writing to the Purchaser at least 2 Business Days prior to the Payment Due Date).

4.5.2	Payment of the Shares Consideration by the Purchaser to the Vendor shall be a complete and absolute discharge of the obligations of the Purchaser in respect of the Share Purchase.

4.5.3	Payment of the Asset Consideration by the Company to the Vendor shall be a complete and absolute discharge of the obligations of the Company in respect of the Asset Transfer.

5.	CONDITIONS

5.1	Completion of the Share Purchase and the Asset Transfer is conditional upon the following:

5.1.1	each of the Company and the Purchaser obtaining the approval of its board (where applicable) in connection with the execution and delivery of, and the consummation of the transactions contemplated by, this Deed and the other Transactions Documents to which it is a party in accordance with its articles of association and the applicable laws and regulations (where applicable);

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5.1.2	the representations and warranties of the Vendor contained in this Deed shall be true and correct in all respects at and as of the date hereof and as of the Completion Date and as if given at all times between the date of this Deed and the Completion Date;

5.1.3	the Vendor having performed and complied fully with all obligations, covenants, undertakings, agreements and conditions required by Clauses 9.1 to 9.3 and Clause 15.5 of this Deed to be performed by them prior to or at the Completion;

5.1.4	the Vendor having obtained the governmental and regulatory approvals ordinarily required for the transfer of business similar to the Non-ULI business and such approvals remaining in full force and effect; and

5.1.5	all third party consents required in connection with the execution and delivery of, and the consummation of the transactions contemplated by, this Deed and the other Transactions Documents, having been obtained in form and substance satisfactory to the Purchaser, and such third party consents shall remain in full force and effect; and

5.1.6	the Employees having agreed to enter into the Employment Agreements with Shenzhen Unique Logistics International Limited Shanghai Branch (“Shenzhen ULIL”).

5.2	The Vendor shall use his best endeavour to procure the satisfaction of the Conditions set out in Clauses 5.1 on or before 1 July 2007 (or such later date as the Parties may agree in writing).

5.3	The Purchaser may at any time waive in whole or in part and conditionally or unconditionally the Conditions set out in Clause 5.1.

5.4	The Vendor shall give notice in writing to the Purchaser of satisfaction of the relevant Conditions on the next Business Day of becoming aware of the same.

5.5	In the event that not all the Conditions have been fulfilled or waived by the Purchaser by 5 p.m. on 30 July 2007 (or such other date as the Parties may mutually agree from time to time in writing), this Deed shall lapse and be of no further effect (save for Clauses 1, 17, 24, 25 and 26 which shall continue in full force and effect) and no Party to this Deed shall have any claim against, or liability or obligation (save for any antecedent breaches of this Deed) to, the other Party.

6.	PROFITS GUARANTEE

6.1	The Vendor hereby undertakes to and with the Purchaser that the 2006 EBIT shall not be less than 80% of the 2005 EBIT (which was US$2,038,682).

6.2	The Vendor further undertakes to and with the Purchaser that in the event that the 2006 EBIT is less than US$1,630,945 (representing 80% of 2005 EBIT), he shall, on demand by the Purchaser, after the relevant audited accounts for the financial period ending 31 December 2006 necessary to determine the 2006 EBIT are made available to the Vendor and the Purchaser, pay to the Purchaser 100% of the difference between US$1,630,945 and the 2006 EBIT, as an adjustment to the Consideration, by way of delivering to the Purchaser a bank draft representing the same amount.

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6.3	For the purpose of this Clause 6, “2006 EBIT” shall mean the consolidated earnings of the Company (before interest and taxation) for the financial period ending 31 December 2006 generated from the Business based on such audited accounts for the same period relating to the Business; and the term “2005 EBIT” shall be construed accordingly. For the avoidance of doubt, the Assets and the revenue generated from the Non-ULI Business transferred to the Company under the Asset Transfer shall also be taken into account when determining the 2006 EBIT.

7.	INTERIM PROFITS AND WORKING CAPITAL OF THE COMPANY

7.1	Interim Profits

Subject to Completion and the terms of this Deed, the Parties agree that:

7.1.1	the Purchaser shall be entitled to 50% of the Interim Profits by reference to the Sale Shares and the ULIL Shares;

7.1.2	the Company shall account for the Interim Profits in its books of accounts properly;

7.1.3	the Company and the Vendor shall, jointly and severally, ensure that the Interim Profits shall be paid to the Purchaser together with the dividends or such other distributions as and when they shall be declared, made or paid by the Company, and

7.1.4	without prejudice to the indemnity provided by the Vendor to the Purchaser under Clause 16, the Vendor shall indemnify and hold harmless the Purchaser from and against any loss and damage suffered by the Purchaser as a result of the Company’s failure to pay to the Purchaser the Interim Profits in accordance with Clause 7.1.3.

For the purpose of this Clause 7.1,

(a)	“Interim Profits” shall mean the consolidated profits of the Company and the profits generated from the Non-ULI Business between the Effective Date and the Completion Date, net of taxation during such period; and

(b)	the Purchaser is deemed to be a shareholder of the Company and given the right under this Clause 7.1 effective from the Effective Date and shall not be affected by the fact that it is not the registered shareholder of the Company as at the Effective Date.

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7.2	Working Capital

7.2.1	The Vendor undertakes with the Purchaser and the Company that for the period of 12 months immediately after the Effective Date, the Company shall have sufficient working capital to operate the Business and the Non-ULI Business that has been transferred to the Company pursuant to the Asset Transfer.

7.2.2	Any further working capital funding in respect of the Company after Completion shall be subject to the approval of the Board. If the Board shall decide that further working capital is required, the Vendor and Purchaser hereby agree to provide such further funding by reference to the proportion of their respective shareholding in the Company as at the time further funding is required.

8.	COMPLETION

8.1	Completion

The Completion shall take place on the Completion Date at such place and time as the Vendor and the Purchaser may agree in writing.

8.2	Obligations of the Vendor on Completion

At Completion,

8.2.1	the Vendor shall:

(a)	convey, transfer, assign, deliver to (in so far as possible) the Company and permit the Company to enter into and take possession of all of its rights, titles and interests in and to the Assets free and clear of all Encumbrances; and

(b)	in respect of any item of the Assets which are not transferable by delivery, the duly executed conveyances, transfers, assignments and novations in respect of such Assets (in such forms as may be agreed between the Vendor and the Company) together with the relative documents of title;

8.2.2	deliver to the Purchaser:

(a)	duly executed transfers and sold notes in respect of all of the Sale Shares in favour of the Purchaser together with the relative share certificates;

(b)	written confirmation in the approved terms that the Vendor is not aware of any matter or thing which is in breach of or inconsistent with any of the Warranties;

(c)	original Employment Agreements duly executed by the Employees; and the Company; and

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8.2.3	cause the Directors of the Company to hold a meeting to pass the necessary resolutions to:

(a)	approve the transfer of the Sale Shares to the Purchaser and the registration of the Purchaser as members of the Company subject only to the production of duly stamped and completed transfers in respect of the Sale Shares;

(b)	subject to Clause 14.1, cause such persons as the Purchaser and/or the Vendor (as the case may be) may nominate to be validly appointed as Director(s) of the Company provided that the number of Directors representing the Purchaser and the Vendor on the board of the Company shall be the same; and

(c)	procure revocation of all authorities to the bankers of the Company relating to bank accounts and procure the giving of authority to such persons as the Purchaser and the Vendor may nominate to operate the same.

8.3	Obligations of the Purchaser on Completion

At or after Completion (as the case may be), the Purchaser shall pay to the Vendor the Consideration or part thereof and interest thereon as specified in Clauses 4.3.2 to 4.3.5 respectively in accordance with Clause 4.5.1.

8.4	Without prejudice to any other remedies available to the Vendor or the Purchaser, if in any respect the provisions of Clause 8 are not complied with by any of the Parties on the Completion Date, the non-defaulting Party may:

8.4.1	defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this Clause 8.4 shall apply to Completion as so deferred); or

8.4.2	proceed to Completion so far as practicable (without prejudice to its rights under this Deed); or

8.4.3	rescind this Deed in which case Clause 5.5 shall apply.

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9.	FURTHER RIGHTS AND OBLIGATIONS OF VENDOR AND PURCHASER

9.1	General Obligations

The Vendor shall procure that pending Completion:

9.1.1	he shall, and shall procure that his Representatives shall, (a) afford the Purchaser and its respective Representatives full and complete access during normal working hours to personnel, properties, facilities, contracts, books and records and other documents and data (including Tax and financial information) relating to the Business, the Company or the Assets, (b) furnish the Purchaser and its respective Representatives with copies of all such contracts, books and records and other existing documents and data as any Purchaser or its Representatives may reasonably request, (c) furnish the Purchaser and its respective Representatives with such additional financial, operating and other data and information as the Purchaser or its respective Representatives may reasonably request, and (d) cooperate with and provide such assistance, documents and information as the Purchaser may reasonably request in connection with facilitating the conduct of business of the Company after Completion. Notwithstanding the foregoing, neither the Vendor nor his Representatives shall be required to provide any documents or information subject to privilege or confidentiality obligations owing to third parties, the provision of which would cause such privilege to be lost or constitute a violation of the Vendor’s confidentiality obligations and none of the Purchaser or any of its Representatives shall communicate with any of the Employees without the prior consent of the Vendor or his respective Representatives;

9.1.2	the Vendor shall use his best efforts to preserve intact the current business organization and reputation of the Business, keep available the services (subject to dismissals and retirements in the ordinary course of business) of the current employees and agents used in the conduct of the Business, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Company;

9.1.3	the Vendor shall perform and shall procure that the Company and such other relevant parties shall perform all of their respective obligations under all contracts relating to the Business or the Assets, and comply with all industry standard practice applicable to the Business or the Assets;

9.1.4	all books and records relating to the Business and the Non-ULI Business shall be maintained in such manner that complies with the relevant industry standard practice;

9.1.5	the Vendors shall confer with the Purchaser concerning operational and financial matters relating to the Business and otherwise report periodically to the Purchaser concerning the operations, properties and condition of the Business;

9.1.6	all steps shall be taken to preserve the Assets in good working order and condition (ordinary wear and tear excepted) and all insurance policies relating to the Business and the Assets shall be maintained and kept in force, and immediately following the signing of this Deed the interest of the Company in the Business and the Assets shall be noted on the relevant insurance policies.

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9.2	Restrictions on the Vendors

9.2.1	Without prejudice to the generality of the foregoing, the Vendor shall undertake that for the period commencing from the date of this Deed up to and inclusive of the Completion Date, the Vendor shall not (other than for the purposes of effecting the transactions contemplated by this Deed and the Transaction Documents) carry out any of the following acts or things in relation to all matters concerning the operation and management of the Company without the Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed):

(a)	appoint or remove any director, secretary or (pursuant to any power of attorney or similar authority) attorney;

(b)	make any change in its authorised or issued share capital or the rights attaching thereto or do or permit to be done any act, deed or thing which might result in any such change;

(c)	(other than transactions contemplated under this Deed) acquire or dispose of any substantial or material part of its business, undertaking or assets, or enter into any contract or terminate any contract (other than due to the expiration of the term of the contract) to which it is a party or create or undertake any capital commitment or expenditure or actual or contingent liability in excess of HK$50,000, and in each case, other than in the ordinary course of business;

(d)	pass any resolution in general meeting to amend its memorandum and/or articles of association;

(e)	issue or agree to issue any share or loan capital or grant or agree to grant any option or right to acquire or to subscribe for any share or loan capital;

(f)	enter into or vary any contract or assume any liability which is outside the ordinary or proper course of its business or which is long-term or unusual;

(g)	make any loans or grant any credit or enter into any guarantee, indemnity or surety except for those made or entered into in the ordinary course of business;

(h)	declare or pay any dividend or make similar distribution to its shareholders;

(i)	incur or agree to incur any material liability in excess of HK$100,000;

(j)	enter into any employment or service agreement with any employees or consultants with an annual salary in excess of HK$100,000;

(k)	create any encumbrance over its assets;

(l)	in any way depart from the ordinary course of its day to day business either as regards the nature, scope and conduct of its business;

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(m)	enter into agreement or arrangement or permit any action whereby another company becomes its subsidiary or another business becomes its subsidiary undertaking;

(n)	commence, compromise or discontinue any legal or arbitration proceedings (other than routine debt collection);

(o)	enter into or agree to enter into any death, retirement, profit sharing, bonus, share option, share incentive or other scheme for the benefit of any of its Directors or employees or make any variation (including, but without limitation, any increase in the rates of contribution) to any such existing scheme to effect any key man insurance;

(p)	enter into or agree to enter into any joint venture, partnership or agreement or arrangement (other than the transactions contemplated under this Deed) for the sharing of profits or assets; and

(q)	agree, conditionally or otherwise, to do any of the foregoing.

9.3	Vendor’s Further Covenants

9.3.1	Save for the transactions contemplated under this Deed and the Transaction Documents, the Vendor shall use his reasonable endeavour to ensure that the business of the Company shall be conducted in a manner consistent with its past practices during the period hereof up to and including Completion.

9.3.2	In so far as the Non-ULI Business is concerned, the Vendor undertakes to and with the Purchaser that:

(a)	at any time between the date hereof and the Completion Date, no distribution of any type shall be made in respect of the Non-ULI Business to the Vendor without the prior approval of the Purchaser; and

(b)	no long term debt has been incurred in respect of the Non-ULI Business; and

(c)	there is positive net working capital in the Company immediately after the Completion Date to conduct the Business and the transferred Non- ULI Business.

9.4	Post-Completion Share Transfers

9.4.1	Transfer of Shares by the Vendor

(a)	Subject to the terms and conditions provided hereunder, the Purchaser agrees that the Vendor shall have the right to transfer to the Vendor’s Company all of his Shares, representing 50% of the shareholding in the Company, immediately, or as soon as practicable, after Completion.

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(b)	Subject to the terms and conditions provided hereunder, if the Vendor shall transfer his Shares in accordance with sub-paragraph (a) above, the Vendor may after such transfer having been completed transfer his shareholding in the Vendor’s Company to such persons and of such percentage as set out below:

Name of Transferee	% of shareholding in Vendor’s Company

provided that the Vendor must remain as a director of the Vendor’s Company.

(c)	For the avoidance of doubt, notwithstanding the Vendor’s right to transfer shares in the Vendor’s Company in accordance with sub- paragraph (b) above, no further transfer in the shares of the Vendor’s Company resulting in the Vendor holding less than 51% of the shares therein and no resignation of the Vendor as a director of the Vendor’s Company shall be permitted unless such further transfer and such resignation have the approval of the Board. If and to the extent that the articles of association of the Vendor’s Company conflict with the provisions set out in this Clause 9.4.1(c), the Vendor and the Vendor’s Company agree that this Deed shall prevail and shall take all such further steps as may be necessary to requisite to ensure that the provision of this Clause 9.4.1(c) shall prevail. The Vendor further agrees to indemnify the Purchaser and/or the Company from and against all losses, damages, expenses and costs which they may suffer or incur by reason of any failure of the Vendor’s Company or any of its other shareholders (not being the Vendor) to fulfill the obligations of the Vendor and the Vendor’s Company under this Clause 9.4.1(c).

(d)	The Vendor further irrevocably and unconditionally guarantees that, during the time when the Vendor’s Company is a shareholder of the Company, he will procure the Vendor’s Company to discharge all the obligations and liabilities of the Vendor’s Company arising from being a shareholder of the Company and shall indemnify the Purchaser and/or the Company from and against all losses, damages, expenses and costs which they may suffer or incur by reason of any failure of the Vendor’s Company to fulfill any of its said obligations and liabilities. The obligations of the Vendor hereunder shall constitute a direct, primary and unconditional liability to pay on demand to the Purchaser and/or the Company a sum or sums which the Purchaser and/or the Company may be or become liable to pay hereunder without the need for any claim or recourse on the part of the Purchaser and/or the Company. The obligations of the Vendor hereunder are a continuing guarantee.

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9.4.2	Transfer of ULIL Shares

The Purchaser shall have the right, in accordance with Recital (G), to procure ULIL to transfer to it the ULIL Shares contemporaneously with, or as soon as practicable after, Completion, so that after the completion of such transfer, the Purchaser shall hold 50% of the entire beneficial interests in the Company.

9.4.3	The Parties agree that none of the share transfer restrictions contained in Clauses 19 and 21 shall apply to any transfer of Shares pursuant to this Clause 9.4.

10.	THIRD PARTY CONSENTS

10.1	The Parties acknowledge and agree that certain of the transfers of Assets contemplated by this Deed may not be effected on or before the Completion Date due to the inability of the Parties to obtain necessary consents or approvals or the inability of the Parties to take certain other actions necessary to effect such transfers. To the extent any transfers contemplated by this Deed have not been fully effected on or before the Completion Date, the Company and the Vendor shall cooperate and use commercially reasonable efforts to obtain any necessary consents or approvals or take any other actions necessary to effect such transfers as promptly as practicable following the Completion Date. Nothing herein shall be deemed to require the transfer or assignment of any Purchased Contract or other Asset to the extent that such transfer or assignment would constitute a material breach of such Purchased Contract or cause forfeiture or loss of such Asset.

10.2	Until such time as any such consents are received to the satisfaction of the Purchaser, the Parties shall use commercially reasonable efforts to provide to, or cause to be provided to, the Company, to the extent permitted by law, the rights of any such Asset and take such other actions as may reasonably be requested by the Purchaser in order to place the Company, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby. In connection therewith:

10.2.1	the Vendor shall be deemed to be holding the benefit of any such Assets in trust for the Company;

10.2.2	the Vendor shall promptly pass along to the Company when received all benefits with respect to any such Asset;

10.2.3	the Company shall pay, perform and discharge all of the Vendor’s obligations with respect to any such Asset in a timely manner and in accordance with the terms thereof which it may do without breach; and

10.2.4	the Vendor shall act in connection with such Assets in all respects as the Purchaser may from time to time reasonably direct.

10.3	Until such time as any such consents are received, the Company hereby agrees to indemnify the Vendor for any and all costs, obligations or liabilities incurred by the Vendor in relation to any Assets which the Vendor is deemed to hold for the benefit of the Company under Clause 10.2.1.

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11.	EMPLOYEES

11.1	The Vendor and the Purchaser agree that the Employees shall be offered employment with Shenzhen ULIL, and the Purchaser shall procure that Shenzhen ULIL shall offer employment to the Employees, with effect from the Completion Date (or such other date as the Purchaser and the Vendor may agree) on terms no less favourable than their then existing terms of employment and in accordance with the relevant laws in the PRC.

11.2	The Vendor shall use all reasonable endeavours to persuade the Employees to accept employment with Shenzhen ULIL on such terms as aforesaid.

12.	TAX COVENANTS

12.1	In this Clause unless the context otherwise requires:

12.1.1	“event” includes (without limitation) any omission, event, action or transaction whether or not the Company is a party thereto, the death of any person, a change in the residence of any person for any Tax purpose, a failure to make sufficient dividend payments to avoid an apportionment or deemed distribution of income and the entering into and completion of this Deed and references to the result of events on or before the Effective Date shall include the combined result of two or more events one or more of which shall have taken place on or before the Effective Date;

12.1.2	“relief” includes (without limitation) any relief, allowance, credit, set off, deduction or exemption for any Tax purpose;

12.1.3	reference to income or profits or gains earned, accrued or received shall include income or profits or gains deemed to have been or treated as or regarded as earned, accrued or received for the purposes of any legislation;

12.1.4	reference to any Tax liability shall include not only any liability to make actual payments of or in respect of Tax but shall also include:

(a)	the loss or reduction in the amount of, or the setting off against income, profits or gains, or against any Tax liability for which no provision has been made in preparing the Accounts of, any relief which would (were it not for the said loss, reduction or setting off) have been available to the Company and which relief has been taken into account in computing (and so eliminating or reducing) any provision for deferred Tax which appears (or which but for such relief would have appeared) in the Accounts;

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(b)	the loss or reduction in the amount of, or the setting off against any Tax liability for which no provision has been made in preparing the Accounts of, a right to repayment of Tax which has been treated as an asset of the Company in preparing the Accounts; and

(c)	the loss or reduction in the amount of, or the setting off against income, profits or gains earned, accrued or received on or before the Effective Date or after the Effective Date (as the case may be), or against any Tax liability of, any relief which is not available before or after the Effective Date (as the case may be) but which arises in respect of an event occurring after Completion in circumstances where, but for such loss, reduction or setting off, the Company would have had a Tax liability in respect of which the Purchaser would have been able to make a claim under this Clause 12;

and in such a case the amount of Tax which could otherwise be saved or relieved, by the relief so lost, reduced or set off (calculated by reference to the rates of Tax in force at the date of this Deed) or the amount of repayment which would otherwise have been obtained shall be treated as the amount of a Tax liability which has arisen;

12.1.5	reference to “the Company” includes a reference to each of its subsidiaries;

12.1.6	reference to a payment in respect of Tax includes (without limitation) a payment for the surrender of losses or other amounts by way of group relief or for the surrender or transfer of any other relief, a repayment of any such payment and a payment by way of reimbursement, recharge, indemnity or damages.

12.2	Subject as hereinafter provided, the Vendor hereby covenants with and undertakes to pay to the Purchaser (at its election, for itself and as trustee for its successors in title) a sum equal to:

12.2.1	20% of the amount of any Tax liability of the Company resulting from or by reference to any income, profits or gains earned accrued or received on or before the Effective Date or any event on or before the Effective Date in respect of the Business whether alone or in conjunction with other circumstances and whether or not such Tax is chargeable against or attributable to any other person; and

12.2.2	20% of the amount of any Tax liability of the Company before the Effective Date which is regarded as such pursuant to the provisions of Clause 12.1.4 in respect of the Business; and

12.2.3	20% of all costs and expenses incurred by the Purchaser or the Company in connection with any of the matters referred to in this Clause 12 or in taking or defending any action under the covenants contained in this Clause 12 (including, without prejudice to the generality of the foregoing, all legal and other professional fees and disbursements).

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12.3	The covenants contained in Clause 12.2 do not apply to any liability:

12.3.1	to the extent that provision or reserve in respect thereof has been made in the Accounts or to the extent that payment or discharge of such liability has been taken into account therein; and

12.3.2	in respect of which provision or reserve has been made in the Accounts which is insufficient only by reason of any increase in rates of Tax made after the Effective Date with retrospective effect.

12.4	The liability of the Vendor under this Clause shall cease after the date falling on the seventh anniversary of the Completion Date except in respect of matters which have been the subject of a bona fide written claim made within the said period by the Purchaser to the Vendor unless the claim in question has arisen by reason of fraud, willful concealment or dishonesty on the part of the Vendor or, prior to the Completion Date, the Company or any of its officers or deliberate non disclosure on the part of the Vendor, or, prior to the Completion Date, by any officer or representative of the Company in which event there shall be no contractual limit on the time period within which such claim may be brought.

12.5	The due date for the making of payments under this Clause 12 shall be:-

12.5.1	where the payment relates to a liability of the Company to make an actual payment of or in respect of Tax, the date which is seven days before the date on which such actual payment is due to be made to the relevant authority;

12.5.2	where the payment relates to a matter falling within Clause 12.1.4 (a) or 12.1.4 (c), the date falling seven days after the Vendor has been notified by the Purchaser that the auditors for the time being of the Company have certified at the request of the Purchaser or the Company that the Vendor has a liability for a determinable amount under Clause 12.2; and

12.5.3	where the payment relates to a matter falling within Clause 12.1.4 (b) the date on which the repayment of Tax would otherwise have been due to be made; and

12.5.4	in the case of costs and expenses within Clause 12.2.4 the date on which such costs and expenses are incurred.

12.6	If any payment due to be made by the Vendor under this Clause is not made on the due date for payment thereof the same shall carry interest from such due date of payment until actual payment at the rate of 4.5% per annum.

12.7	If any sum payable by the Vendor under this Clause 12 shall be subject to Tax (whether by way of deduction or withholding or direct assessment of the person entitled thereto) such payment shall be increased by such an amount as shall ensure that after deduction, withholding or payment of such Tax the recipient shall have received a net amount equal to the payment otherwise required hereby to be made.

12.8	The Vendor shall give all such assistance and provide such information as the Purchaser shall reasonably request from time to time for the purpose of enabling the Purchaser or the Company to make returns and provide information as required to any Tax authority and to negotiate any liability to Tax.

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13.	DIVIDEND

The Purchaser and the Vendor or the Vendor’s Company (as the case may be) hereby agree that after Completion, they shall, as shareholders of the Company, procure the Board to distribute profits (if any) of the Company by way of dividend of no less than 50 percent of the profits of the Company available for distribution after appropriation of prudent and proper reserves including allowance for future working capital and provision for tax and having regard to the capital required by the Company from time to time to finance its business and any expansion therefore and repayment of its existing loan liabilities (if any).

14.	PROCEEDINGS OF DIRECTORS

14.1	Immediately after Completion, the Company shall be managed by the Board which shall consist of the following:

Directors nominated by the Vendor:	2
Directors nominated by the Purchaser :	2

Each of the Vendor and the Purchaser shall have the right to remove all the Directors it/he nominates.

14.2	Notwithstanding any provision to the contrary in the Articles of Association of the Company, at meetings of Directors, the chairman of such directors’ meetings shall not have a casting vote.

15.	WARRANTIES

15.1	True and Accurate

The Vendor represents, warrants and undertakes to and with the Purchaser that:

15.1.1	each Warranty is true and correct and not misleading at the date hereof; and

15.1.2	each Warranty will be true and correct and not misleading at and as of the time of Completion as if it had been given again at and as of such time.

15.2	Reliance

The Vendor acknowledges that the Purchaser has entered into, and is carrying out the provisions of, this Deed in reliance upon the Warranties and has been induced by them to enter into this Deed.

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15.3	Separate and Independent

Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Warranty or any other term of this Deed.

15.4	Act or Omission

The Vendor shall procure that neither he nor the Company shall do, allow or procure any act or omission before Completion which would constitute a breach of any of the Warranties or which would make any of the Warranties untrue, inaccurate or misleading in any material respect at, or as of any time prior to, Completion, if they were so given.

15.5	Disclosure Prior to Completion

15.5.1	The Vendor agrees to promptly disclose to the Purchaser in writing immediately upon becoming aware of the same, any fact, condition, change, matter, event or circumstance (including any omission to act) which may arise or become known to it after the date of this Deed and prior to Completion which constitutes a breach of or is inconsistent with any of the Warranties as of the date of this Deed or would cause or constitute a breach of any such Warranty or would make any Warranty untrue, inaccurate or misleading in any material respect, had such Warranty been made as of the time of occurrence or discovery of such fact, condition, change, matter, event or circumstance.

15.5.2	Any disclosure made pursuant to Clause 15.5.1 shall be valid disclosure and shall not constitute a breach of the Warranty provided that it:

(a)	is accepted by the Purchaser;

(b)	is made no later than 7 days prior to the Completion date;

(c)	does not have a Material Adverse Effect, and

(d)	does not constitute a breach of any covenant, obligation, agreement or undertaking of the Vendor contained in this Deed or that may make the satisfaction of the conditions set forth in Clause 5.1 impossible or unlikely.

15.5.3	If in any respect the provisions of Clause 15.5.2 are not complied with, the Purchaser may rescind this Deed, in which case Clause 5.5 shall apply. Termination of this Deed shall however be without prejudice to the other remedies the Purchaser may have for breach of contract under the terms of this Deed.

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15.6	Information

The Vendor shall give, and shall procure that the Purchaser and its Representatives shall be given, both before and after Completion, all such information and documentation relating to the Business, the Assets, the Sale Shares and the Company as they shall reasonably require to enable them to satisfy themselves as to the accuracy of the Warranties and the due observance of the agreements, covenants, undertakings and obligations of the Vendor under this Deed.

16.	INDEMNITY

16.1	Vendor’s Indemnity

16.1.1	Without prejudice to the other indemnities provided in this Agreement and subject to Clause 16.1.2, the Vendor hereby covenants and agrees to indemnify and hold harmless the Company and the Purchaser from and against, and pay or reimburse them for, any and all Losses to the extent such Losses arise out of, result from, relate to or are in connection with:

(a)	the failure of any of the Warranties to be true and correct as of the date of this Deed and as of the Completion Date; or

(b)	any breach of any of the agreements, undertakings and covenants made by the Vendor in this Deed; or

(c)	the additional liabilities incurred by the Company in connection with the Non-ULI Business which are not otherwise disclosed in the Non-ULI Management Accounts, to the Purchaser or in this Deed whether or not such non-disclosure is attributable to acts or omissions of the Vendor or his Representatives;

including but not limited to any costs, expenses or other liabilities which the Purchaser or the Company may directly, reasonably and actually incur either before or after the commencement of any action in connection with (a) any Proceedings in which the Purchaser claims that any of the Warranties, agreements, undertakings and covenants has been breached or is untrue, inaccurate, misleading or not performed and in which final judgment is given for the Purchaser or (b) the enforcement of any final settlement of, or final judgment in respect of such claim (including, without prejudice to the generality of the foregoing, all reasonable legal and other professional fees and disbursements).

16.1.2	The following amount shall be payable by the Vendor to the Purchaser under Clause 16.1.1:

(a)	50% in so far as the Warranties relate to matters concerning the Non-ULI Business prior to the Effective Date; and

(b)	20% in so far as the Warranties relate to matters concerning the Company prior to the Effective Date.

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16.2	Maximum Liability

16.2.1	No claim for breach of Warranty shall be made against the Vendor unless the aggregate amount of all claims for which the Vendor would otherwise be liable (subject always to the provisions of Clause 16.2.2) under the Warranties exceeds 5% of the Consideration, and in addition the loss sustained under each individual claim (including the costs and expenses incurred in ascertaining the existence or the amount thereof) to be counted towards the total sum referred to above exceeds US$5,000, and then the Vendor shall be liable for the whole amount of such liability and not merely the excess amount. For the avoidance of doubt, claims arising from repetitive defaults shall be consolidated as one individual claim for the purpose of this Clause 16.2.1.

16.2.2	The aggregate liability of the Vendor under the Warranties and the covenant in Clause 16.1 shall not exceed the Consideration payable under this Deed.

16.2.3	Claims against the Vendor in respect of any breach of the Warranties and the covenants under Clause 16.1 shall be wholly barred and unenforceable unless written particulars thereof (giving the facts and circumstances of the specific matter or claim in respect of which such claim is made) shall have been given to the Vendor before the expiration of a period ending on the 36th month after the Completion Date (such date of expiration referred to below as the “Due Date”), and such claim shall be treated as withdrawn unless proceedings in respect thereof have been commenced and served on the Vendor within a period of 3 months before the Due Date.

16.2.4	If a claim for breach of Warranty or a covenant against the Vendor has arisen by reason of fraud or willful concealment or dishonesty or deliberate non-disclosure on the part of the Vendor prior to the date of this Deed, then in that case the limitation set out in Clauses 16.2.2 and 16.2.3 shall not apply.

17.	CONFIDENTIALITY

17.1	Each Party shall treat as confidential all information received or obtained as a result of entering into or performing this Deed which relates to:-

17.1.1	the provisions of this Deed;

17.1.2	Notwithstanding the other provisions of Clause 17.1, each Party may disclose confidential information:-

17.2.1	if and to the extent required by the relevant Law;

17.2.2	if and to the extent required by any securities exchange or Governmental Body to which that party or its holding company is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

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17.2.3	if and to the extent required to vest the full benefit of this Deed in that Party;

17.2.4	to its professional advisers, auditors and bankers so long as such parties are required to keep all information in strict confidence;

17.2.5	if and to the extent the information has come into the public domain through no fault of that Party; or

17.2.6	if and to the extent the other Party has given prior written consent to the disclosure.

17.3	The restrictions contained in Clause 17.1 shall continue to apply notwithstanding the termination of this Deed without limit in time.

18.	NON-COMPETITION

18.1	The Vendor and the Vendor’s Company undertake with the Company and the Purchaser that:

18.1.1	for the period of 24 months after the Vendor or the Vendor’s Company ceases to hold shares in the Company the Vendor will not either on his own account or in conjunction with or on behalf of any other person, firm or company solicit or entice away or attempt to solicit or entice away from the Company or any member of the Unique Group the custom of any person, firm, company or organisation who is or shall at any time within one year prior to such cessation have been a customer, client, identified prospective customer or client, representative, agent or correspondent of the Company or any member of the Unique Group or in the habit of dealing with the Company or any member of the Unique Group or enter into any contract with or accept any business from any such person, firm, company or organisation;

18.1.2	for the period of 24 months after the Vendor or the Vendor’s Company ceases to hold shares in the Company the Vendor will not either on his own account or in conjunction with or on behalf of any other person, firm or company employ, solicit or entice away or attempt to employ, solicit or entice away from the Company or any member of the Unique Group any person who is or shall have been at the date of or within one year prior to such cessation an officer, manager, consultant or employee of the Company or any member of the Unique Group whether or not such person would commit a breach of contract by reason of leaving such employment;

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18.1.3	at any time hereafter until the expiration of a period of 24 months after the Vendor/the Vendor’s Company ceases to hold shares in the Company he will not make use of or disclose or divulge to any third party any confidential or sensitive information relating to the Company or any member of the Unique Group provided that this obligation shall not extend to information (a) which is in or comes into the public domain otherwise than through the default of either of the Vendor or the Purchaser; or (b) which was already in the Vendor’s possession prior to the negotiations between the parties hereto leading to the execution of this Deed as evidenced by documentation in the Vendor’s possession at the date hereof; or (c) the disclosure of which is agreed by the Vendor and the Purchaser; or (d) which is properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction; and

18.1.4	the Vendor will not at any time hereafter in relation to any trade, business or company use a name including the words “Unique” or “UNI” or “ULI” or its Chinese equivalent or any similar word or symbol in such a way as to be capable of or likely to be confused with the name of the Company or any member of the Unique Group and shall use all reasonable endeavours to procure that no such name shall be used by any person, firm or company with which it is connected.

18.2	Each and every obligation under this Clause shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part such part or parts as are unenforceable shall be deleted from this Clause and any such deletion shall not affect the enforceability of all such parts of this Clause as remain not so deleted.

18.3	The Parties agree that having regard to all the circumstances the restrictive covenants herein contained are reasonable and necessary for the protection of the Company, the Unique Group or the shareholders of the Company and further agree that having regard to those circumstances the said covenants do not work harshly upon them. However, it is recognised that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the Company, the Unique Group or the shareholders of the Company but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

19.	TRANSFERS OF SHARES

19.1	Save as provided otherwise in this Agreement, , no Shareholder shall sell, transfer, mortgage, charge, or otherwise dispose of or encumber the whole or any part of its shareholding or assign or otherwise purport to deal with the beneficial interest therein or any right in relation thereto separate from the legal interest (save that a Shareholder may mortgage, charge or encumber the whole or any part of its shareholding in favour of a financial institution as security for a bona fide commercial loan).

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19.2	Subject to Clauses 19 and 20, either Shareholder shall be entitled to transfer its Shares to a third party who has made a bona fide offer therefor (the “Offer”), provided that if the transfer of the Shares does not result in the transfer of more than 15% of the total issued share capital of the Company. If the transfer of Shares will result in either Shareholder holding less than 35 % of the total issued share capital of the Company after the said transfer, then either Shareholder agrees that before making such transfer, the transferring Shareholder (the “Transferor”) shall give a notice in writing (a “Transfer Notice”) to the other Shareholder (the “Non-transferring Shareholder”) that it desires to transfer the same. The Transfer Notice shall specify:

19.2.1	the number of Shares which the Transferor wishes to transfer (the “Relevant Shares”);

19.2.2	the name of the person who has made the bona fide offer for the Relevant Shares (the “Prospective Purchaser”);

19.2.3	the period within which the offer to sell the Relevant Shares to the Non-transferring Shareholder shall remain open to be accepted. This period must be at least 10 Business Days from the date of when the Independent Valuer determines the fair market value of the Relevant Shares in accordance with Clause 19.4 (the “Acceptance Period”);

19.2.4	the price which the Prospective Purchaser has offered for the Relevant Shares (the “Bid Price”); and

19.2.5	details of any other material terms of the offer made by the Prospective Purchaser and any other material terms or circumstances known to the Transferor which may affect the offer.

The Transfer Notice shall constitute the Company the agent of the Transferor for the sale of the Relevant Shares at the Prescribed Price (as hereinafter defined) during the Acceptance Period to the Non-transferring Shareholder and shall not be revocable except with the consent of the Non-transferring Shareholder.

For the purposes of this Clause 19, “Prescribed Price” shall mean the higher amount of (a) the fair market value of the Relevant Shares determined by the Independent Valuer; and (b) the Bid Price.

19.3	The Parties agree that within 10 Business Days after the date a Transfer Notice is served, the Shareholders shall by mutual agreement appoint the Independent Valuer to determine the fair market value of the Relevant Shares. If the Shareholders do not agree on the Independent Valuer within that 10 Business Day period, the Chairman for the time being of the International Chamber of Commerce in Hong Kong shall make such appointment on the application of either Shareholder.

19.4	The Independent Valuer shall:

19.4.1	determine the fair market value of the Relevant Shares to reflect any factors which it reasonably believes should be taken into account; and if any difficulty arises in applying any assumptions or bases, then it shall resolve that difficulty in such manner as it shall in its absolute discretion think fit;

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19.4.2	be instructed to determine the fair market value of the Relevant Shares within 20 Business Days (or such other period as the Shareholders may agree) of its appointment and shall notify the Shareholders of its determination. The fees of the Independent Valuer shall be borne evenly by the Shareholders;

19.4.3	act as an expert and not as an arbitrator and its determination shall, in the absence of fraud or manifest error, be final and binding on the Shareholders; and

19.4.4	be granted access to all accounting records or other relevant documents of the Company, subject to any confidentiality provisions.

19.5	After the Non-transferring Shareholder has received a Transfer Notice, it may either:

19.5.1	send a written notice to the Transferor (an “Acceptance Notice”) within the Acceptance Period accepting the offer set out in the Transfer Notice;

19.5.2	send a written notice to the Transferor within the Acceptance Period declining the offer set out in the Transfer Notice; or

19.5.3	not send an Acceptance Notice or not reply to the Transfer Notice within the Acceptance Period. In this case, the Non-transferring Shareholder shall be deemed not to have accepted the offer set out in the Transfer Notice.

19.6	If the Non-transferring Shareholder accepts the offer set out in the Transfer Notice, the Transferor must sell the Relevant Shares to the Non-transferring Shareholder. If the offer set out in the Transfer Notice is not accepted or deemed to have not been accepted by the Non-transferring Shareholder, the Transferor may, subject to Clause 20, accept the Offer and sell the Relevant Shares to the Prospective Purchaser on the terms and conditions of the Offer.

19.7	All transfers between the Shareholders, whether pursuant to this Clause 19 or any other provision of this Deed, shall be effected by the transferor selling as beneficial owner free from all encumbrances and together with all rights attaching thereto. Upon completion, the transferor shall deliver to the transferee duly executed transfers and sold notes in respect of the Shares transferred in favour of the transferee together with the relative share certificates against payment by the transferee of the price due in respect thereof. The Shareholders shall do or procure to be done all such acts and things as may be necessary to give full effect to the transfers and the registration thereof. If the transferor shall fail duly to deliver such transfers or sold notes, it hereby irrevocably appoints the transferee its attorney with full power to execute complete and deliver in its name and on its behalf the necessary transfers and sold notes upon terms that forthwith upon execution and registration, the transferee shall make the payment or payments due in respect thereof to the transferor.

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20.	TAG-ALONG RIGHT

20.1	In the event that either Shareholder (the “Tag-along Transferor”) proposes to sell, mortgage, charge, or otherwise dispose of or encumber the whole or any part of its shareholding in the Company or assign or otherwise purport to deal with the beneficial interest therein or any right in relation thereto separate from the legal interest (other than the creation of a mortgage, charge or encumbrance over the whole or any part of its shareholding in favour of a financial institution as security for a bona fide commercial loan), in addition and without prejudice to the right which the other Shareholder may have under Clause 19, the other Shareholder shall (if it has not issued an Acceptance Notice in respect of the Relevant Shares under Clause 19) have the right (but not the obligation) (the “Tag-along Right”), at any time within 10 Business Days after the end of the Acceptance Period, by notice in writing (the “Tag- along Notice”) to the Tag-along Transferor to require the same to procure the Prospective Purchaser to purchase certain Shares held by such other Shareholder at the same price and on the same terms and conditions as those offered by the Prospective Purchaser (as set out in the Transfer Notice) and to procure the Prospective Purchaser to make an offer in writing to such other Shareholder to so purchase Shares therefrom stating:

20.1.1	the full name and address of the Prospective Purchaser;

20.1.2	the total number of Shares which the Prospective Purchaser offers to purchase from the Tag-along Transferor and the other Shareholder (which shall be determined by Clause 20.2); and

20.1.3	the proposed terms and conditions of such purchase (including the cash price and/or other consideration for which the Prospective Purchaser proposes to purchase the Shares).

20.2	In the event that the other Shareholder elects to exercise the Tag-along Right, the number of Shares to be sold by such other Shareholder shall be equal to the Shares the Tag-along Transferor proposes to sell to the Prospective Purchaser.

20.3	If the other Shareholder has not served a Tag-along Notice within the prescribed period of time set out in Clause 20.1, the Tag-along Transferor shall be entitled to sell the Relevant Shares to the Prospective Purchaser at a price per Share and on the terms set out in the Transfer Notice. If such sale is not completed within 4 months following the expiration of the time provided for the election by the other Shareholder in Clause 20.1, the Tag-along Transferor’s right to sell the Relevant Shares to the Prospective Purchaser shall lapse.

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21.	NON-DISPOSAL UNDERTAKING

Each of the Shareholders undertake with each other that, except with the prior written consent of each other, it will not sell, transfer, mortgage, charge or otherwise dispose of or encumber the whole or any part of the Shares it holds or assign or otherwise purport to deal with the beneficial interest therein or any right in relation thereto separate from the legal interest (otherwise than the creation of a mortgage, charge or encumber over the whole or any part of its shareholding in favour of a financial institution as security for a bona fide commercial loan) within a period of 3 years from the date of this Deed.

22.	CHANGE OF CONTROL IN THE PURCHASER

22.1	For the purposes of this Clause 22, the words and expressions set forth below shall have the following meanings:

“Change of Control” in relation to the Purchaser means any change in the existing shareholders of the Purchaser;

“EBIT” means the earnings before interest and tax of the Group as shown in the audited consolidated financial accounts of the Group for the financial year ended immediately before the date of the Change of Control becomes effective;

“Group” means the Company together with all of its subsidiaries for the time being; and

“Purchase Price” means 5 times of EBIT;

“Purchaser’s Shares” means the Shares held by the Purchaser immediately prior to the effective date of the Change of Control;

“Special Audit” means the special audit conducted by the Independent Valuer no later than 30 days after the notice of Change of Control is served on the Vendor or the Vendor’s Company by the Purchaser to ascertain the EBIT.

22.2	In the event of there being any Change of Control in the Purchaser, the Purchaser shall notify the Vendor or the Vendor’s Company in writing within 30 days after such change has become effective. In such event, the Vendor or the Vendor’s Company shall have the right (but not the obligation) to purchase all the Purchaser’s Shares at the Purchase Price but subject to the Special Audit.

22.3	If the Vendor or the Vendor’s Company shall exercise its right to purchase the Purchasers’ Shares in accordance with Clause 22.2, the Vendor or the Vendor’s Company shall, within 60 days after the completion of the Special Audit, pay the Purchase Price to the Purchaser by delivering a bank draft drawn on a prime bank in Hong Kong for the Purchase Price in favour of the Purchaser (or such other person as it in writing may direct by notice to the Vendor or the Vendor’s Company) to the Purchaser and the Purchaser shall, subject to receipt of the Purchase Price in accordance with this Clause 22.3, on the same date transfer the Purchaser’s Shares to the Vendor or the Vendor’s Company free from all Encumbrances.

22.4	The Parties agree that none of the share transfer restrictions contained in Clauses 19 and 21 shall apply to the transfer of the Purchaser’s Shares pursuant to this Clause 22.

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23.	COSTS AND EXPENSES

23.1	Each Party shall be responsible for and pay its own costs and expenses incurred at any time in connection with this Deed and the transactions contemplated hereby, including the negotiation, preparation, execution and performance of this Deed, whether or not the transactions contemplated hereby are consummated.

23.2	Stamp Duty payable on the transfer of the Sale Shares shall be shared equally between the Purchaser and the Vendor.

24.	GENERAL

24.1	Successors and Assigns

24.1.1	This Deed shall be binding upon and enure for the benefit of the successors and permitted assigns of the Parties.

24.1.2	No Party may assign this Deed or any of its rights or transfer any of its obligations under this Deed to any third party without the prior written consent of the other Parties.

24.2	Whole Agreement

This Deed, together with the Schedules hereto, when executed and delivered constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede, except as otherwise provided herein or therein, all previous negotiations, representations, understanding, agreements or arrangements, both written and oral, by or among the Parties relating to the subject matter hereof and thereof.

24.3	Variation

No variation or amendment of this Deed shall be binding on the Parties unless made in writing and duly executed as a deed by duly authorised representatives of the Parties.

24.4	Effect of Completion

Except as otherwise provided herein, all of the provisions of this Deed (including the agreements, covenants and obligations contained herein) shall remain in full force and effect notwithstanding Completion (except insofar as they set out obligations which have been fully performed as of Completion).

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24.5	Invalidity

If any provision or part of a provision of this Deed shall be, or be found by any authority or court of competent jurisdiction to be, invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the balance of such provision or any other provisions or parts of this Deed, all of which shall remain in full force and effect.

24.6	No Waiver

No waiver hereunder shall be valid and binding unless set forth in writing and duly executed by the Party against whom enforcement of the waiver is sought. The failure of any Party at any time or times to require performance of any provision of this Deed will in no manner affect the right to enforce the same. The waiver by any Party of any breach of any provision of this Deed will not be construed as a waiver by any such Party of any succeeding breach of that provision or a waiver by such Party of any breach of any other provision.

24.7	Further Assurances

Upon and after Completion, the Vendor shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be necessary to give effect to the terms of this Deed.

24.8	No Partnership

Nothing in this Deed and no act or omission of the Parties pursuant to this Deed shall constitute or be deemed to constitute a partnership, unincorporated association, co-operative entity or any relationship other than that of seller and buyer of the Assets and the Sale Shares.

24.9	Counterparts

This Deed may be executed in one or more counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart and each such counterpart shall constitute an original of this Deed but all the counterparts shall together constitute one and the same instrument.

24.10	Third Party Beneficiaries

Nothing expressed or referred to in this Deed will be construed to give any person other than the Parties any right, remedy or claim under or with respect to this Deed or any provision of this Deed.

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25.	NOTICES

25.1	Form and Addresses

Any notice or other communication in connection with this Deed shall be in writing in English (a “Notice”) and shall be sufficiently given or served if delivered or sent:

in the case of the Vendor to:

Address:	E6, Tomson Golf Villa
No. 1, Long Dong Avenue
Pudong, Shanghai 201203
PRC

Facsimile number:

in the case of the Purchaser to:

Address:	Unit B, 4/F., Sunshine Kowloon Bay Cargo Centre,
59 Tai Yip Street
Kowloon Bay
Kowloon
Hong Kong

Facsimile number:

Attention:	Mr. Thomas T. Wong

in the case of the Company to:

Address:	Units B & D, 4/F., Sunshine Kowloon Bay Cargo Centre,
59 Tai Yip Street
Kowloon Bay
Kowloon
Hong Kong

Facsimile number:

Attention:	Mr. Thomas T. Wong

In the case of the Vendor’s Company to:

Address:

Facsimile number:

Attention:	Mr George Sun

or (in any case) to such other address or fax number as the relevant Party may have notified the other Parties in writing in accordance with this Clause 25.1.

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25.2	Receipt

Unless there is evidence that it was received earlier, a Notice is deemed given if (in each case to the appropriate address or facsimile number in accordance with this Clause 24):

25.2.1	delivered personally, when left at the address referred to in Clause 25.1;

25.2.2	sent by prepaid registered post or courier, 5 Business Days after posting it;

25.2.3	sent by air mail, 10 Business Days after posting it; and

25.2.4	sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

26.	GOVERNING LAW AND ARBITRATION

26.1	This Deed shall be governed by and construed in accordance with the laws of Hong Kong.

26.2	Any dispute, controversy or claim arising out of or relating to this Deed, or the breach, termination or invalidity thereof, shall be referred to and finally resolved by arbitration in Hong Kong in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Clause 26.2. The appointing authority shall be the Hong Kong International Arbitration Centre (the “HKIAC”). The arbitration shall be managed by the HKIAC in accordance with its practice, rules and regulations. The place of arbitration shall be in Hong Kong at the HKIAC. There shall be 3 arbitrators who shall be appointed by the HKIAC. The Vendor shall have the right to nominate one arbitrator while the Purchaser shall have the right to nominate one arbitrator. The third arbitrator, who shall be nominated by the other two arbitrators by mutual agreement, shall preside as chairman of the arbitration panel. The language to be used in the arbitral proceedings shall be English and the applicable law of the arbitration shall be Hong Kong law. Each Party shall bear its own costs and expenses incurred in connection with the arbitration proceeding, including but not limited to counsel fees, except to the extent that the expenses of the arbitration are apportioned in the award of the arbitrators based on the respective merit of the positions of the Parties. Subject to (and only upon) the declaration of invalidity of the preceding arbitration provisions, the Parties submit to the non-exclusive jurisdiction of the courts of Hong Kong.

26.3	Nothing in Clause 26.2 shall preclude any Party from seeking interim relief or orders for interim preservation in any court of competent jurisdiction nor shall it preclude any Party from having the right (which right is expressly hereby reserved) to initiate court proceedings to enforce any judgments or awards including obtaining any injunctive relief.

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IN WITNESS WHEREOF the Parties have executed this document as a deed as of the date first above written.

The common seal of
UNIQUE LOGISTICS HOLDINGS LIMITED
was hereunto affixed by resolution of
the board of directors
in the presence of:

For and on behalf of
UNIQUE LOGISTICS HOLDINGS LIMITED
....
Authorized Signature(s)
2007.12.8

Signed, Sealed and Delivered by:
GEORGE SUN of
Passport No.:
in the presence of:

George Sun
2007.12.8

The common seal of
ULI (NORTH & EAST CHINA) CO. LTD. LIMITED)
was hereunto affixed by resolution of
the board of directors
in the presence of:

For and on behalf of
ULI (NORTH & EAST CHINA) COMPANY LIMITED
....
Authorized Signature(s)
George Sun
2007.12.8

The common seal of
TOPRIGHT HOLDINGS LIMITED
was hereunto affixed by resolution of
the board of directors
in the presence of:

For and on behalf of
TOPRIGHT HOLDINGS LIMITED
崇正控股有限公司
....
Authorised Signature(s)
George Sun
2007.12.8

ULI NEC SPA(15 6 07)(vr 5)(clean)